Exhibit 10.4

First Amendment to Change in Control Agreement

THIS FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made on and as of the 22nd day of July, 2010, by and between Community Partners Bancorp (“CPB”), a corporation organized under the laws of the state of New Jersey which serves as a bank holding company, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748; Two River Community Bank (“TRCB”), a banking corporation organized under the laws of the state of New Jersey which is a wholly owned subsidiary of CPB, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748; and Alan B. Turner  (“Executive”), whose business address is 1250 Highway 35 South, Middletown, New Jersey 07748.

WHEREAS, CPB, TRCB and Executive entered into that certain Change in Control Agreement dated June 1, 2010, which the parties wish to amend by the execution and delivery of this Agreement.

NOW, THEREFORE, for good and valuable consideration, which the parties to this Agreement acknowledge to be legally sufficient, CPB, TRCB and Executive, intending to be legally bound, agree that the Change in Control Agreement is amended only as follows:

1.	The first full paragraph of Section 9 of the Change in Control Agreement is deleted in its entirety, and is replaced by the following:

“Employer may terminate Executive without Cause during the Contract Period upon four weeks’ prior written notice to Executive, and Executive may resign for Good Reason during the Contract Period, but only in full accordance with the terms of the third full paragraph of this Section 9.  If Employer terminates Executive’s employment during the Contract Period without Cause or if Executive resigns during the Contract Period for Good Reason in full accordance with the terms of the third full paragraph of this Section 9, Employer shall, subject to Executive’s full and timely tender of performance under Section 14 of this Agreement, pay to Executive on that date which is ninety (90) days after the termination of his employment a lump sum equal to two (2) times the highest annual compensation, including only salary and cash bonus, paid to Executive during any of the three calendar years immediately prior to the Change in Control (the “Lump Sum Payment”).”

2.	The text of Section 12a is deleted in its entirety, and replaced by the following:

“Except as otherwise provided for hereunder, this Agreement shall commence on the date hereof and shall remain in effect until May 31, 2012 (the “Initial Term”) or until the end of the Contract Period, whichever is later.  The Initial Term shall, on and as of May 31, 2012, be automatically extended for an additional one (1) year period (so that the Initial Term, as so extended, expires on May 31, 2013) unless the Board of Directors of the Employer, by a majority vote of the directors then in office, determines prior to May 31, 2012 not to so extend the Initial Term.  The Executive shall be promptly notified of the passage of such a resolution.”

IN WITNESS WHEREOF, CPB and TRCB have caused this First Amendment to Change in Control Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their Boards of Directors, and Executive has personally executed this Agreement, all as of the day and year first written above.

WITNESS:

/s/ Bernice E. Kotza	/s/ Alan B. Turner
Bernice E. Kotza	Alan B. Turner, individually

ATTEST:	COMMUNITY PARTNERS BANCORP

/s/ Michael W. Kostelnik	By:	/s/ William D. Moss
Michael W. Kostelnik, Secretary		William D. Moss
Chief Executive Officer

ATTEST:	TWO RIVER COMMUNITY BANK

/s/ Michael W. Kostelnik	By:	/s/ William D. Moss
Michael W. Kostelnik, Secretary		William D. Moss
Chief Executive Officer